Exhibit 10.3
CONSULTING AGREEMENT
G. Michael Morgan
THIS AGREEMENT (which includes any and all exhibits hereto) is made as of July 9, 2011 (the “Effective Date”) between HARVEST NATURAL RESOURCES, INC. (the “Company”) and G. Michael Morgan (“Consultant”). In consideration of the covenants contained herein made by the parties, Company and Consultant agree:
1. SCOPE OF WORK. Consultant shall perform for Company the consulting services provided for in Exhibit A hereto (the “Services”) and as defined in any subsequent work orders (see format in Exhibit B). Consultant shall not perform any Services under this Agreement through third parties without Company’s prior written consent. Consultant shall perform all Services diligently, in a good and workmanlike manner, and to the satisfaction of Company.
2. COMPENSATION. Company shall pay the compensation as provided in Exhibit A for Services performed by Consultant under this Agreement. Except as provided on Exhibit A, Company is not responsible for reimbursing Consultant for any expenses incurred in connection with the Services provided by Consultant under this Agreement. Invoicing and payments hereunder shall be on a monthly basis, and all invoices shall be accompanied by such supporting data as Company may reasonably request.
3. TERM. This Agreement shall be effective as of the Effective Date and shall continue in effect until termination by either party upon thirty (30) days’ prior written notice to the other; provided, however, that the parties recognize that certain obligations (including without limitation obligations to keep certain information confidential) are continuing in nature and shall survive the termination of this Agreement.
4. NON-EXCLUSIVE SERVICES. Subject to the provisions of this Agreement, during the term of this Agreement, Consultant may represent, perform services for, or be retained by such additional persons or entities as Consultant deems appropriate; provided however, that none of such activities shall interfere with Consultant’s ability to perform its obligations under this Agreement, or adversely affect the business, operations or financial condition of Harvest or its affiliates.
5. INDEPENDENT CONTRACTOR. Consultant acknowledges and agrees that, in performing services pursuant to this Agreement, Consultant shall be serving as an independent contractor. Consultant agrees that Consultant shall not be considered an agent acting on behalf of Company and shall have no authority to bind or commit the Company in any manner.
6. INFORMATION BELONGING TO COMPANY. Consultant shall hold in strict confidence, and shall not use in competition with Company or any affiliate thereof, any information of which Consultant becomes aware under or by virtue of this Agreement which Company deems confidential, or which Company or any affiliate thereof has agreed to hold confidential, or which, if revealed to a third party, might reasonably be construed to be contrary to the best interests of Company or any affiliate thereof. Further, all information developed by Consultant under or by virtue of this Agreement shall be Company’s property for its use in whatever way Company may determine, and all material reflecting such information shall be turned over to Company upon Company’s request.
7. INFORMATION BELONGING TO OTHER PARTIES. Consultant shall not in any way use, for the benefit of Company or otherwise, any trade secret belonging to a third party without specific and proper authorization from the owner of the trade secret. (“Trade secret” as used here can include scientific, technical, engineering, financial, economic and any other business and competitive information in virtually any form.)
8. INSURANCE. Consultant shall, at Consultant’s own expense, maintain in force no less than the minimum insurance required by applicable law.
9. ETHICS. Consultant accepts the responsibility of proper conduct at all times with complete honesty and integrity and in a manner which will not create any compromising situations with respect to Company or any affiliate thereof.
10. CONFLICT OF INTEREST. Consultant covenants and agrees that it will not receive and has not received any payments, gifts or promises and Consultant will not engage in any employment or business enterprises in any way conflict with its ability to provide services for, or conflict with the interests of, the Company or its affiliates under this Agreement. Consultant shall make all reasonable efforts consistent with the terms of this Agreement to prevent occurrences of and eliminate conditions which could result in a conflict with the best interest of Company or its affiliates. Consultant shall make all reasonable efforts to prevent conflicts of interest from arising out of relationships between Consultant, agents or employees of Consultant and agents or employees of Company or its affiliates. In addition, Consultant agrees to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Consultant or the Company or its affiliates.
Consultant shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if Consultant knows, or has reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Consultant or the Company or its affiliates. Consultant’s efforts shall include the establishment of precautions to prevent Consultant and its agents and employees, if any, from giving or receiving gifts or entertainment, other than an ordinary social amenity, or make any payments, loans or other consideration for the purpose of procuring business or inducing any person to act contrary to the best interest of Company or its affiliates.
By signing this Agreement, Consultant acknowledges that it has not made any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over Consultant or the Company or its affiliates.

11. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas.
12. TAXES. Consultant shall be solely responsible for the payment wherever payable of any income taxes or other taxes or contributions based on the compensation paid to Consultant.
13. AUDITS. Company shall have the right to audit any of Consultant’s books and records which may be necessary to substantiate any invoices and payments hereunder (including, but not limited to, receipts, time sheets, payroll and personnel records, etc) and Consultant agrees to maintain adequate books and records for such purposes during the term of this Agreement and for a period of two (2) years thereafter and to make the same available to Company at all reasonable times and for so long thereafter as there may remain any unresolved question or dispute regarding any item pertaining thereto.
14. NO WAIVER OF BREACH. No failure by either party to enforce any obligation under this Agreement shall prejudice that party’s right thereafter to enforce that or any other obligation unless specifically otherwise stated in writing.
15. NON-ASSIGNABILITY. This Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Consultant shall not assign all or any part of its rights and obligations under this Agreement without the prior written consent of the Company. The Company shall have the right to assign its rights and obligations under this Agreement provided that the Company gives Consultant notice thereof.
16. AFFILIATES. Any affiliate of the Company shall be a third party beneficiary of this Agreement with full rights of enforcement. The term “affiliate” means any corporation, partnership, trust or any other person or entity that, to the extent of at least fifty percent (50%), directly or indirectly, owns or controls, is owned or controlled by, and/or is under common ownership or control with Company.
17. BENEFITS. Consultant shall not be entitled to participate in any employee benefit plans or fringe benefit programs maintained by the Company.
18. NOTICES. Notices shall be in writing, in the English language, given in person or by prepaid mail, express delivery, or confirmed facsimile transmission, and effective when received in person or at the address/facsimile number of the receiving party shown below. Notice given by mail shall be deemed received 24 hours after being mailed (postage prepaid) to the address of the receiving party shown below.
19. ENTIRE AGREEMENT. This Agreement represents the complete understanding between Consultant and the Company and supersedes all prior negotiations, representations or agreements, either written or oral, and any amendment hereto must be in writing and signed by both parties. The invalidity of any particular provision of this Agreement shall not affect the validity of any other provision and no ambiguity shall be construed against either party on the grounds that such party caused or should have prevented it.

20. HEADINGS. The underlined headings used in this Agreement are for administrative convenience only and shall be completely disregarded for the purposes of construing and enforcing this Agreement.
     THIS AGREEMENT MAY BE EXECUTED IN IDENTICAL COUNTERPARTS, which shall be deemed to constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HARVEST NATURAL RESOURCES, INC.	G. Michael Morgan

James A. Edmiston	G. Michael Morgan
President and Chief Operating Officer	Consultant
1177 Enclave Parkway, Suite 300	3308 Oak Dale Way
Houston, Texas 77077	Seabrook, Texas 77586

EXHIBIT A
Services and Remuneration

A. SCOPE OF WORK:	In service of the Company, Consultant will serve on the Board of Shareholders for Petrodelta, S.A., the Company’s Venezuelan affiliate and represent the best interests of the Company in that capacity. Additionally, the Consultant will assist in identifying new oil and gas business opportunities at the discretion of the Company. Consultant will consult with and assist the Company in the acquisition, disposition and/or farm ins or outs of oil and gas properties including participation in negotiations of agreements with private and public entities.

It is understood that this will involve:

• Assessment of new business opportunities.

• Working with the Technical Services group in the UK to evaluate and analysis prospective opportunities.

• Working with the Vice Presidents of Engineering and Business Development and Eastern Operations in prioritizing and recommending business opportunities.

• Working with the Venezuela Caracas staff to understand and implement desired results at Petrodelta Board meetings.

Consultant shall perform the services as detailed in any subsequent work order and in accordance with this Agreement. The format of the work orders is included in Exhibit B.

B. COMPENSATION:	The monthly retainer for consulting services performed under this Agreement will be $25,000 USD.

C. EXPENSES:	Expenses incurred by the consultant in the process of carrying out agreed consulting services will be repaid by the company, in accordance with the Company’s policies in effect from time to time; Expenses will be reclaimed on a monthly basis with the fee invoice and will be supported by receipts. Any individual expense other than travel and airfare and in excess of $1,500 USD will have been approved in advance in writing by Company.

EXHIBIT B

Work Order
Contract Date:	Work Order No:
Commitment not to exceed
Commencement date of Work Order
Completion date of this Work Order
Scope of Work
Scope of Work
Resources
Deliverables
Company Representative: Mr. Karl Nesselrode,
Consultant Representative: Mr. G. Michael Morgan
Relevant Attachments

For Consultant	For Company
Signature:	Signature:
Name:	Name:
Title:	Title:
Date:	Date: